Calculation of Filing Fee Tables
S-8
Cytek Biosciences, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share, Cytek Biosciences, Inc. 2021 Equity Incentive Plan	Other	5,142,005	$ 4.34	$ 22,316,301.70	0.0001381	$ 3,081.89
2	Equity	Common Stock, par value $0.001 per share, Cytek Biosciences, Inc. 2021 Employee Stock Purchase Plan	Other	1,285,501	$ 3.69	$ 4,743,498.69	0.0001381	$ 655.08
Total Offering Amounts:						$ 27,059,800.39		$ 3,736.97
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,736.97
Offering Note
[1]	The amount registered represents 5,142,005 additional shares of the Registrant's common stock that were automatically added to the shares authorized for issuance under the Registrant's 2021 Equity Incentive Plan (the "2021 Plan") on January 1, 2026, pursuant to an annual "evergreen" increase provision contained in the 2021 Plan. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the Registrant's 2021 Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding shares of the Registrant's common stock, as applicable. The proposed maximum offering price per unit is estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Global Select Market on February 20, 2026.

[2]	The amount registered represents 1,285,501 additional shares of the Registrant's common stock that were automatically added to the shares authorized for issuance under the Registrant's 2021 Employee Stock Purchase Plan (the "2021 ESPP") on January 1, 2026, pursuant to an annual "evergreen" increase provision contained in the 2021 ESPP. Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the Registrant's 2021 ESPP by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding shares of the Registrant's common stock, as applicable. The proposed maximum offering price per unit is estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Global Select Market on February 20, 2026, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A